Exhibit 10.3
AMENDMENT, WAIVER AND CONSENT TO PROMISSORY NOTE
This Amendment, Waiver and Consent to Promissory Note (this “Amendment”), dated as of August 22, 2022, is entered into by and between Comstock Inc., a Nevada corporation (the “Borrower”), and GHF Inc. (“Lender”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to them in the Promissory Note (as defined below).
R E C I T A L S:
WHEREAS, the Borrower and the Lender entered into that certain Promissory Note, dated as of December 15, 2021 (the “Promissory Note”);
WHEREAS, the Borrower has reached an agreement to sell a portion of the Land Collateral (the “Transaction”), for approximately $2,700,000;
WHEREAS, pursuant to the Promissory Note, the Borrower is required to prepay the Promissory Note with the net cash proceeds received by the Borrower with respect to any sales of the Collateral; and
WHEREAS, the Borrower and the Lender desire to amend the Promissory Note to permit the Borrower to retain a portion of the net cash proceeds received with respect to the Transaction and defer perfecting liens on the Collateral in favor of the Lender, in consideration of the issuance of warrants to the Lender, as provided herein.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendment to Promissory Note. Section 3 of the Promissory Note is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
“Prepayment. Borrower may prepay the principal amount, or any portion thereof, in full or in part at any time without premium or penalty. Any such prepayment shall be accompanied by accrued and unpaid interest on the principal amount, or such portion thereof, prepaid to the date of such prepayment. The Borrower shall be required to prepay this promissory note with the net cash proceeds received by the Borrower with respect to any sales of the Collateral (as defined below), provided that the Borrower shall only be required to prepay this promissory note with $710,000 of the net cash proceeds from the sale of the Daney Ranch. After making the prepayment of $710,000, the Borrower shall be permitted to retain $750,000 from the net cash proceeds from the sale of the Daney Ranch. The Borrower shall notify the Lender of any additional cash proceeds received from the sale of the Daney Ranch and shall pay to the Lender 100% of the cash proceeds within five (5) days of receipt thereof.”

2. Prepayment. With respect to the sale of the Daney Ranch, the Borrower agrees to make the $710,000 prepayment contemplated in Section 3 of the Promissory Note within five (5) business days of the date that this Amendment is executed and delivered.
3. Warrants. As consideration for the amendment to the Promissory Note, Borrower will issue to the Lender warrants to purchase 200,000 common share issued by Borrower exercisable at a price of US$1.00 per common share for a two-year term. The Lender may at its option elect to provide a notice of cashless exercise, in which event the Borrower shall issue to the Lender the number of common shares determined as follows: X = Y * (A-B)/A where: X = the number of common shares to be issued to the Lender. Y = the number of common shares with respect to which the warrant is being exercised. A = the closing sale prices of the Borrower’s common stock for the trading day immediately prior to the date of exercise. B = $1.00. For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the common shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Lender, and the holding period for the common shares shall be deemed to have been commenced, on the date of this Amendment, which is the issue date of the warrants.
4. Waiver and Consent. The Lender hereby consents to the retention of $750,000 from the net cash proceeds received by Borrower with respect to the sale of the Daney Ranch and waives any violation of any covenant in the Promissory Note arising out of the Borrower’s non-payment of such amount to the Lender.
5. Deferred Perfection of Collateral. In consideration of, among other things, Borrower’s issuance of the warrants described in Section 2 above, the Lender hereby agrees to make the necessary UCC-1 filings and recordings to perfect the Lender’s security interest in the Collateral, contemplated by Section 4 of the Promissory Note, no later than November 22, 2022.
6. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Promissory Note shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment or waiver of any provision of the Promissory Note except as expressly set forth herein. Upon the execution and delivery hereof, the Promissory Note shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Promissory Note, and this Amendment and the Promissory Note shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Promissory Note. As used in the Promissory Note, the terms “this Note,” “herein,” “hereinafter,” “hereto,” and words of similar import shall mean and refer to, from and after the date of this Amendment, unless the context requires otherwise, the Promissory Note as amended by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Note” or “the date hereof”, wherever used in the Promissory Note, as amended by this Amendment, shall mean August 22, 2022. In the event of any inconsistency between this Amendment and the Promissory Note with respect to the matters set forth herein, this Amendment shall take precedence.

7. Governing Law. This Amendment, and all claims arising out of or relating to it, shall be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of law relating to conflict of laws.
8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Amendment to be executed as of the day and year as first written above.

GHF Inc.

By:	/s/ George Melas-Kyriazi
Name: George Melas-Kyriazi, Director
By:	/s/ Theodore Melas-Kyriazi_
Theodore Melas-Kyriazi, Director

Address: 215 West 98th Street,
Apt. 10A, New York, NY 10025

Comstock Inc.

By:	/s/ Corrado DeGasperis
Name: Corrado DeGasperis
Title: Executive Chairman and CEO
Address: 117 American Flat Road
P.O. Box 1118
Virginia City, Nevada 89440
degasperis@comstockmining.com